SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2004 (March 1, 2004)

Psychiatric Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification
Incorporation)		Number)

113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067
(Address of Principal Executive Offices)

(615) 312-5700
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-2.1 ASSET PURCHASE AGREEMENT
EX-2.2 ASSET PURCHASE AGREEMENT
EX-99.1 PRESS RELEASE

Item 2. Acquisition or Disposition of Assets.

     On March 1, 2004, Psychiatric Solutions, Inc. (the “Company”) completed the acquisition of two freestanding psychiatric facilities from Brentwood Behavioral Health (“Brentwood”). Brentwood’s facilities generated combined revenue of approximately $30 million during 2003 and add 236 inpatient beds to the Company. The Company acquired Brentwood’s facilities for $28 million in cash paid at closing and an earn-out of up to $5 million contingent upon Brentwood’s financial results for 2004. The Company financed the acquisition with proceeds from the issuance of its common stock in December 2003 and by drawing on its revolving line of credit with Bank of America, N.A. Following the acquisition, the Company intends to continue the operation of Brentwood’s facilities. As a result of the acquisition, the Company now owns and operates 26 freestanding inpatient facilities with more than 3,200 beds. On March 2, 2004, the Company issued a press release announcing the consummation of the acquisition. The press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

     The Company has not included Brentwood’s financial statements and the pro forma information required by Item 7 to Form 8-K in this Current Report on Form 8-K, but will file such statements and information in an additional Form 8-K Report not later than 75 days following March 1, 2004.

Item 7. Financial Statements and Exhibits

(a)	Exhibits

	2.1	Asset Purchase Agreement, dated February 23, 2004, by and among Psychiatric Solutions, Inc., Brentwood Health Management, L.L.C., Brentwood, A Behavioral Health Company, L.L.C. and River Rouge, Inc.

	2.2	Asset Purchase Agreement, dated February 23, 2004, by and among Psychiatric Solutions, Inc., Brentwood Health Management of MS, LLC, and Turner-Windham of Mississippi, LLC

	99.1	Press Release of Psychiatric Solutions, Inc., dated March 2, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.
By:	/s/ Jack E. Polson
Jack E. Polson
Chief Accounting Officer

Date: March 3, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated February 23, 2004, by and among Psychiatric Solutions, Inc., Brentwood Health Management, L.L.C., Brentwood, A Behavioral Health Company, L.L.C. and River Rouge, Inc.

2.2	Asset Purchase Agreement, dated February 23, 2004, by and among Psychiatric Solutions, Inc., Brentwood Health Management of MS, LLC, and Turner-Windham of Mississippi, LLC

99.1	Press Release of Psychiatric Solutions, Inc., dated March 2, 2004